Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2005

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

FIRST QUARTER 2005 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that sales for the first quarter ended March 31, 2005 were $269.5 million, an increase of 4.8 percent over sales of $257.1 million for the same quarter in 2004. Net income for the first quarter of 2005 was $0.4 million, or $0.02 per share, compared to the first quarter 2004 net loss of $6.8 million, or $0.24 per share. The first quarter 2005 and 2004 results included restructuring and impairment costs of approximately $0.6 million and $3.2 million pre-tax, or $0.01 and $0.07 per share, respectively, related to various closures. Negatively impacting first quarter 2005 results compared to the same period a year ago were two fewer shipping days ($0.03 per share), planned downtime in the gypsum facing paper mills ($0.03 per share) and approximately $6.5 million pre-tax (or $0.14 per share) of fuel, freight and raw material cost increases. Higher than expected 2005 selling, general and administrative (SG&A) costs of approximately $3.0 million pre-tax (or $0.06 per share) on a comparable basis to the same period a year ago also reduced earnings. The first quarter 2004 included $3.4 million in charges related to a customer bankruptcy and $0.6 million in severance costs.

The company continues to restructure its operations through a focused plan to match capacity to demand and reduce costs. The 2005 quarterly improvement in results was driven by a $29/ton increase in mill pricing (partially offset by a $17/ton increase in fiber and energy costs) and continued strong performances by our two 50 percent owned joint ventures, Standard Gypsum and Premier Boxboard Limited (PBL).

The improvement from first quarter 2004 to 2005 was partially offset by significantly higher energy costs that not only increased the cost to operate our production facilities (up $1.6 million pre-tax) but also increased the cost of certain raw materials (petroleum-based coatings, chemicals and resins, which were up $1.5 million pre-tax) and freight costs (up $3.4 million pre-tax). In addition to energy-related cost increases, we also incurred increased SG&A expenses related to the centralization of accounting, human resources, legal, credit,

.    P. O. BOX 115    .    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    .    5000 AUSTELL-POWDER SPRINGS ROAD    .    SUITE 300

AUSTELL, GA 30106-3227    .    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries Inc.

April 27, 2005

procurement and other back office functions in Austell, Georgia to achieve compliance with Sarbanes-Oxley requirements and which are expected to reduce costs long term. This centralization process continues, but transition has been slower than expected due to continued regulatory demands and information systems development to further leverage personnel.

Michael J. Keough, president and chief executive officer of Caraustar, stated, “Our year-over-year improvement was driven by higher margins in our mill and carton system and strong results from our joint ventures as construction continued to perform well. Caraustar’s 6 percent year-over-year overall volume increase was led by higher gypsum and specialty paperboard products, while the recycled boxboard industry recorded a 0.2 percent decrease in volume for the same period. Caraustar mill operating rates were 98.3 percent in first quarter 2005 versus 96.3 percent for the same period last year.

“Generally, pricing has improved quarter-over-quarter although it has been outpaced by increases in raw materials, energy, freight and employee costs. Yesterday, we announced a price increase on all coated and uncoated recycled paperboard grades by $35 per ton, effective May 23, 2005 to offset increasing costs. We have higher volumes overall; however, our tube and core and folding carton boxboard shipments were down slightly, in line with the industry. Although we continue to see indications of a slowing general economy in the first quarter of 2005, we remain encouraged about our opportunities, particularly in the gypsum business as our PBL mill continues to lead the industry in the production of lightweight facing paper.

“Our SG&A and purchasing cost reduction activities are making progress; however, results have been muted due to higher than anticipated employee and infrastructure costs as well as increased input costs. We expect to benefit from these initiatives over time and continue to manage them aggressively.”

Joint Ventures

Caraustar’s 50 percent interest in the PBL mill and the two Standard Gypsum wallboard manufacturing facilities contributed $8.4 million of equity in income of unconsolidated affiliates for the first quarter of 2005 compared to $2.7 million a year ago. Cash dividends were $4.0 million in the first quarter of 2005 versus $2.5 million in the first quarter a year ago. Both joint ventures benefited significantly from a strong construction market. PBL mill volume was up over 10 percent with 70 percent of its product mix in gypsum facing paper.

Liquidity

The company ended the first quarter of 2004 with a cash balance of $86.5 million. For the first quarter of 2005, the company generated $0.6 million of cash from operating activities compared to $0.5 million the previous year. Capital expenditures increased slightly year-over-year from $4.4 million to $4.5 million in 2005. Interest expense was $10.7 million for both the first quarter of 2005 and 2004. As of March 31, 2005, the company had no borrowings outstanding under its $75.0 million revolving credit facility but does have $37.8 million of letters of credit outstanding that reduce availability.

Caraustar Industries Inc.

April 27, 2005

Caraustar, a recycled packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes, cores and composite cans; folding cartons; gypsum facing paper and specialty paperboard products.

Caraustar will be hosting a web cast of its first quarter 2005 results beginning at 10:00 a.m. (EDT) on April 27, 2005. In order to listen to the web cast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the web cast button/icon on the “Investor Relations” page.

This press release may contain certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business opportunities or cost reduction initiatives. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company’s products, the degree of success achieved by the company’s new product initiatives, changes in government regulations, the company’s ability to complete acquisitions and successfully integrate the operations of acquired businesses, the company’s ability to service its substantial indebtedness and unforeseen difficulties with the consolidation, integration or relocation of the company’s accounting and control operations, IT systems or legal function. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

For the Eight Quarters Ending March 31, 2005

Volume Sold (tons 000’s):

	Q1 2005	Q4 2004	Q3 2004	Q2 2004	Q1 2004	Q4 2003	Q3 2003	Q2 2003
CSAR Mill Tons Sold (Market) *	185.0	176.2	183.2	178.3	169.3	152.4	162.3	151.7
CSAR Mill Tons Converted	108.2	100.9	110.5	106.6	104.9	95.8	103.6	102.5

Total CSAR Mill Tons *	293.2	277.1	293.7	284.9	274.2	248.2	265.9	254.2
Outside Paperboard Purchased	31.5	33.0	33.9	34.9	32.4	29.7	32.1	28.0

Total Paperboard Controlled *	324.7	310.1	327.6	319.8	306.6	277.9	298.0	282.2

Tube & Core Tons	83.7	81.7	86.9	85.8	84.5	80.7	82.1	81.0
Folding Carton Tons	105.4	97.2	103.1	100.3	105.7	91.1	106.5	101.0
Gypsum Paper Tons *	65.4	66.2	65.7	60.9	52.2	49.0	50.3	43.6
Specialty Paperboard Tons *	70.2	65.0	71.9	72.8	64.2	57.1	59.1	56.6

Total Paperboard Controlled *	324.7	310.1	327.6	319.8	306.6	277.9	298.0	282.2

PBL gypsum facing and other specialty paper sold *	49.1	44.4	42.6	36.6	28.3	24.5	22.4	18.8

EBITDA ($ in millions) **	$14.3	$20.3	$17.8	$17.4	$9.0	$10.5	$17.1	$6.9

Changes in Selling Price and Costs ($/ton):

	Q1 2005 vs. Q1 2004	Q1 2005 vs. Q4 2004
Mill Average Net Selling Price	$29.4	$0.2
Mill Average Fiber Cost	11.2	2.1
Mill Average Fuel & Energy Cost	6.5	6.0

Net Increase (Decrease)	$11.7	$(7.9)

Tubes and Cores Average Net Selling Price	$49.2	$27.3
Tubes & Cores Average Paperboard Cost	49.3	17.8

Net Increase (Decrease)	$(0.1)	9.5

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50% owned unconsolidated Premier Boxboard (“PBL”) joint venture.

**	See note regarding non-GAAP financial measures and the accompanying reconciliation table following the transcript.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For the Three Months Ended March 31,
	2005	2004
SALES	$269,524	$257,095
COST OF SALES	229,897	220,569

Gross profit	39,627	36,526
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	36,411	35,449

Income from operations before restructuring and impairment costs	3,216	1,077

RESTRUCTURING AND IMPAIRMENT COSTS	(603)	(3,172)

Income (loss) from operations	2,613	(2,095)
OTHER (EXPENSE) INCOME:
Interest expense	(10,677)	(10,704)
Interest income	509	187
Equity in income of unconsolidated affiliates	8,356	2,682
Other, net	91	(31)

	(1,721)	(7,866)

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	892	(9,961)

MINORITY INTEREST IN INCOME	(25)	(164)

(PROVISION) BENEFIT FOR INCOME TAXES	(413)	3,352

NET INCOME (LOSS)	$454	(6,773)

BASIC
NET INCOME (LOSS) PER COMMON SHARE	$0.02	$(0.24)

Weighted average number of shares outstanding	28,761	28,391

DILUTED
NET INCOME (LOSS) PER COMMON SHARE	$0.02	$(0.24)

Weighted average number of shares outstanding	28,927	28,391

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$86,496	$89,756
Receivables, net of allowances	113,018	102,644
Inventories	90,004	89,044
Refundable income taxes	361	409
Current deferred tax asset	10,662	11,035
Other current assets	12,773	11,059

Total current assets	313,314	303,947

PROPERTY, PLANT AND EQUIPMENT:
Land	11,814	11,856
Buildings and improvements	138,801	138,872
Machinery and equipment	623,234	616,791
Furniture and fixtures	16,039	15,725

	789,888	783,244
Less accumulated depreciation	(402,588)	(395,110)

Property, plant and equipment, net	387,300	388,134

GOODWILL	183,130	183,130

INVESTMENT IN UNCONSOLIDATED AFFILIATES	64,072	59,676

OTHER ASSETS	24,627	24,818

	$972,443	$959,705

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$80	$80
Accounts payable	86,728	84,890
Accrued interest	20,127	8,810
Accrued compensation	8,368	11,742
Capital lease obligations	524	0
Other accrued liabilities	34,823	34,959

Total current liabilities	150,650	140,481

SENIOR CREDIT FACILITY	0	0

OTHER LONG-TERM DEBT, less current maturities	505,567	506,141

LONG-TERM CAPITAL LEASE OBLIGATIONS	883	0

DEFERRED INCOME TAXES	57,466	57,320

PENSION LIABILITY	34,772	32,897

OTHER LIABILITIES	5,331	5,614

SHAREHOLDERS’ EQUITY:
Common stock	2,876	2,875
Additional paid-in capital	191,829	191,903
Unearned compensation	(4,075)	(4,334)
Retained earnings	49,006	48,552
Accumulated other comprehensive loss	(21,862)	(21,744)

Total Shareholders’ equity	217,774	217,252

	$972,443	$959,705

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Three Months Ended March 31,
	2005	2004
Cash (used in) provided by
Operating activities:
Net income (loss)	$454	$(6,773)
Depreciation and amortization	6,675	7,251
Stock-based compensation expense	255	0
Restructuring and impairment costs	183	1,305
Deferred income taxes	369	(3,515)
Equity in income of unconsolidated affiliates, net of distributions	(4,356)	(182)
Changes in operating assets and liabilities	(2,973)	2,389

Net cash provided by operating activities	607	475

Investing activities:
Purchases of property, plant and equipment	(4,482)	(4,379)
Proceeds from disposal of property, plant and equipment	695	1,351
Investment in unconsolidated affiliates	(40)	(150)

Net cash used in investing activities	(3,827)	(3,178)

Financing activities:
Repayments of short and long-term debt	0	(3,509)
Payments for capital leases	(136)	0
Proceeds from swap agreement unwinds	0	380
Issuances of stock, net of forfeitures	96	1,658

Net cash used in financing activities	(40)	(1,471)

Net change in cash and cash equivalents	(3,260)	(4,174)
Cash and cash equivalents at beginning of period	89,756	85,551

Cash and cash equivalents at end of period	$86,496	$81,377

Supplemental Disclosures:
Cash payments for interest	$301	$0

Income tax payments	$94	$116

Property acquired under capital leases	$1,464	$0